Exhibit 5.1

Opinion of Counsel

January 23, 2009

Supreme Industries, Inc.

P.O. Box 463

2581 E. Kercher Road

Goshen, IN 46528

Gentlemen:

We have acted as counsel to Supreme Industries, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof.  The Registration Statement relates to the registration of 350,000 additional shares (the “Shares”) of the Class A Common Stock of the Company, par value $0.10 per share (the “Common Stock”), issuable pursuant to the Company’s Amended and Restated 2004 Stock Option Plan, as amended on March 25, 2008 (the “Plan”).

In rendering the opinions set forth herein, we have reviewed: (i) the Company’s registration statement on Form S-8 filed on August 26, 2004 (File No. 333-118584) pursuant to which 600,000 shares of Common Stock were previously registered for issuance pursuant to the Plan; (ii) the Company’s registration statement on Form S-8 filed on May 30, 2007 (File No. 333-143369) pursuant to which 250,000 shares of Common Stock were previously registered for issuance pursuant to the Plan; (iii) the Registration Statement; (iv) the Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”); (v) the Bylaws of the Company (the “Bylaws”); (vi) a specimen of the Company’s Class A Common Stock certificate; and (vii) resolutions of the Board of Directors of the Company.  In addition, we have examined originals or photostatic or certified copies of certain of the records and documents of the Company, copies of public documents, certificates of officers of the Company, and such other agreements, instruments, and documents as we have deemed necessary in connection with the opinion hereinafter expressed.  As to the various questions of fact material to the opinion expressed below, we have relied solely upon certificates or comparable documents of officers and representatives of the Company without independent check or verification of their accuracy.

In making the foregoing examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such latter documents.

In rendering the opinions set forth herein, we have assumed that at the time of the issuance of the Shares: (i) the resolutions of the Company referred to above will not have been modified or rescinded; (ii) there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or fully paid status of the Common Stock; (iii) the Company will receive consideration for the issuance of the Shares that is at least equal to the par value of the Common Stock; (iv) all requirements of the General Corporation Law of the State of Delaware (the “DGCL”), the Certificate of Incorporation, and the Bylaws will be complied with when the Shares are issued; (v) sufficient shares of Common Stock will be authorized for issuance under the Certificate of Incorporation of the Company that have not otherwise been issued or reserved for issuance; and (vi) neither the issuance nor sale of the Shares will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

Based on our examination described above, subject to the assumptions and limitations stated herein, and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that upon issuance of the Shares in accordance with the terms of the Plan, the Shares will be validly issued, fully paid, and non-assessable.

The opinion expressed herein is limited to the DGCL as in effect on the date hereof and applicable provisions of the Delaware Constitution, in each case as currently in effect, and judicial decisions reported as of the date hereof and interpreting the DGCL and such provisions of the Delaware Constitution.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ HAYNES AND BOONE, LLP

Haynes and Boone, LLP